PRESS RELEASE
FOR IMMEDIATE RELEASE
November 23, 2010

Contact:                 Guida R. Sajdak
Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (413) 594-6692

Chicopee Bancorp, Inc. Announces Completion of Fourth Stock Repurchase Plan

Chicopee Bancorp, Inc. (the, “Company”) (NASDAQ: CBNK), the holding company for Chicopee Savings Bank, announced that it has completed its fourth stock repurchase program which was announced on February 26, 2010. The Company acquired 318,952 shares, or 5% of the Company’s outstanding common stock at an average purchase price of approximately $11.75 per share. Mr. William J. Wagner, President and CEO, “We are pleased to announce the successful completion of our current share repurchase program. The Board of Director’s and management, continue to believe that the repurchase of the Company’s shares at reasonable price is an attractive use of the Company's capital to maximize shareholder value.”